Exhibit 99.2

The Hain Celestial Group Announces CEO Transition and Strategic Review of Portfolio

Appoints Board Member and Global Consumer Goods Veteran Alison E. Lewis as Interim CEO

HOBOKEN, N.J., May 7, 2025 /GlobeNewswire/ -- The Hain Celestial Group, Inc. (Nasdaq: HAIN) (“Hain,” or the “Company”), a leading global health and wellness company whose purpose is to inspire healthier living through better-for-you brands, announced today that Wendy Davidson is departing as President, Chief Executive Officer and as a member of the Board of Directors (the “Board”), effective this morning.

The Hain Board is executing its leadership succession plan to identify the Company’s next CEO. The Board has a thorough transition plan in place and has appointed Alison E. Lewis, a member of the Board since September 2024, as Interim President and CEO. Ms. Lewis has over 30 years of leadership experience at some of the world’s largest consumer goods companies.

Dawn Zier, Chair of the Board said, “The Board believes this is the right time to transition to new leadership. We appreciate that Alison Lewis, a seasoned executive with vast industry and leadership experience, has agreed to serve as Interim President and CEO while we execute our succession plan. Alison has a track record of driving superior in-market execution, delivering disciplined and profitable revenue growth, and leveraging innovation to create value. During this transition period, we will remain focused on maximizing the value of Hain.” Ms. Zier continued, “On behalf of the entire Board, I want to thank Wendy for her contributions to the Company and wish her the very best in the future.”

Commenting on her appointment as Interim President and CEO, Ms. Lewis said, “I look forward to leading Hain with the same level of commitment as if I were in the role permanently, with a goal of improving performance. We are fortunate to have a capable leadership team, and we will continue to focus on enhancing our earnings power, strengthening our balance sheet and positioning the business for long-term success.”

Strategic Review

Hain also announced today that the Board is conducting a comprehensive review of the Company’s portfolio with the assistance of its independent financial advisor, Goldman Sachs & Co. The review will consider a broad range of strategic options to enhance value.

Commenting on this process, Ms. Zier said, “In light of recent performance, the Board has decided that a thorough evaluation of the Company’s strategy and portfolio is warranted to determine the best approach to maximize shareholder value. With this review underway, we remain focused on operating our business effectively, ensuring we have a strong path to achieve sustainable growth and value creation.”

There is no definitive timetable for completing the strategic review. The Company does not intend to provide further updates unless and until the Board has approved a specific course of action or determines that additional disclosure is appropriate or necessary.

About Alison E. Lewis

Alison E. Lewis has been an independent director since September 2024 and is a 35-year veteran of the consumer packaged goods industry. Ms. Lewis served as the Chief Growth Officer of Kimberly-Clark Corporation, a global consumer goods company, from 2019 to August 2024. As Chief Growth Officer, she led the growth strategy for the company’s four categories and was responsible for driving superior in-market execution, unlocking disciplined and profitable revenue growth, and maximizing innovation for value and scale. Prior to Kimberly-Clark, Ms. Lewis served as Chief Marketing Officer at Johnson & Johnson Family of Consumer Companies from 2013 to 2019. Prior to her role at Johnson & Johnson, Ms. Lewis served as Senior Vice President and Chief Marketing Officer, North America at The Coca-Cola Company. Ms. Lewis began her career at Kraft General Foods. She held leadership roles both domestically and internationally at Johnson & Johnson Family of Consumer Companies and the Coca-Cola Company. Her experience in digital-first marketing and sales models placed e-commerce at the forefront of commercial growth and transformation.

About The Hain Celestial Group

Hain Celestial Group is a leading health and wellness company whose purpose is to inspire healthier living for people, communities and the planet through better-for-you brands. For more than 30 years, Hain has intentionally focused on delivering nutrition and well-being that positively impacts today and tomorrow. Headquartered in Hoboken, N.J., Hain Celestial's products across snacks, baby/kids, beverages and meal preparation are marketed and sold in over 70 countries around the world. Our leading brands include Garden Veggie Snacks™, Terra® chips, Garden of Eatin'® snacks, Hartley’s® jelly, Earth's Best® Organic and Ella's Kitchen® baby and kids foods, Celestial Seasonings® teas, Joya® and Natumi® plant-based beverages, The Greek Gods® yogurt, Cully & Sully®, Yorkshire Provender®, New Covent Garden® and Imagine® soups, among others. For more information, visit www.hain.com and LinkedIn.

Investor Relations Contact:

Alexis Tessier

Investor.Relations@hain.com

Media Contact:

Jen Davis

Jen.Davis@hain.com